EXHIBIT 99.1


                                 April 23, 2003

Dear Minn-Dak Stockholder/Grower:

We are writing to inform you of an important decision made by your Board of Directors at its meeting on Tuesday, April 22, 2003.

Your Board of Directors has approved the sale of Minn-Dak's 5% ownership interest in ProGold LLC to American Crystal Sugar Company, Moorhead, Minnesota for a sales price of $10.3 million. Following the close of this sale, American Crystal Sugar Company will have a 51% ownership interest in ProGold and Golden Growers Cooperative will continue to own 49%.

The Minn-Dak Board of Directors concluded the investment in ProGold no longer played a key role in your co-op's strategic direction, so offers to purchase our ownership position were solicited. Minn-Dak's strategic plan calls for continuing focus on our core business, that being the production of quality sugar and co-products. Our attention will continue to be directed at further improving the efficiencies of our operations and managing the organization through significant changes in our industry and the business environment in which we operate.

We realize many of you are Golden Growers members. Minn-Dak is pleased that we played a role in getting the ProGold plant built. Our participation and $5.2 million investment helped provide the opportunity for Minn-Dak's stockholder/growers as well as other area farmers to be part of a value added business. That was one of the underlying reasons in working with the team that promoted and built the ProGold plant in 1995. We remained on board while the ProGold operation moved through its early years of operation. Today that plant is very efficient by industry standards and able to produce a quality product for the marketplace. ProGold members continue to benefit by having that added nearby market for their corn.

We look forward to the continued success of the ProGold operation.

Sincerely,

/s/ Victor Krabbenhoft                               /s/ David H.Roche
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Victor Krabbenhoft                                   David H. Roche
Chairman of the Board                                President & CEO